As filed with the Securities and Exchange Commission on December 15, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	7371	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence P. English

Chief Executive Officer

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Morris F. DeFeo, Jr.

Miles & Stockbridge, P.C.

1751 Pinnacle Drive, Suite 500

McLean, Virginia 22102

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable on or after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Series A Cumulative Mandatory Convertible Preferred Stock, par value $0.01 per share	4,000,000	$25.00	$100,000,000	$11,770
Common Stock, par value $0.01 per share	29,411,765 (1)	—	—	— (2)

(1)	This number represents the number of shares of Common Stock (“Shares”) that are initially issuable upon conversion of the Series A Cumulative Mandatory Convertible Preferred Shares (“Series A Preferred Stock”) registered hereby at the rate of 7.3529411765 Shares per one share of Series A Preferred Stock (equivalent to a conversion price of approximately $3.40 per Share). The rate is subject to adjustment upon the occurrence of a decrease in the trading price of the Shares in the first year of issuance of the Series A Preferred Stock, stock dividends, stock splits, and other events described in the Certificate of Designation for the Series A Preferred Stock. Pursuant to Rule 416 under the Securities Act, the amount of Common Stock to be registered includes an indeterminable number of shares of Common Stock that may become issuable upon conversion of the Series A Preferred Stock as a result of such adjustments.

(2)	No separate consideration will be received for the Shares issuable upon conversion of the Series A Preferred Stock and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(A) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS – SUBJECT TO COMPLETION, DATED DECEMBER 15, 2004

4,000,000 Shares of Series A Cumulative Mandatory Convertible Preferred Stock, par value $0.01 per share, and Common Stock, par value $0.01 per share, Issuable upon Conversion of the Series A Preferred Stock

QuadraMed Corporation

This prospectus relates to the offer and resale, from time to time, of up to 4,000,000 shares of QuadraMed Corporation’s Series A Cumulative Mandatory Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”), and the shares of QuadraMed Corporation’s Common Stock, par value $0.01 (the “Common Stock”), issuable upon the conversion of the Series A Preferred Stock. These shares are being offered to the public market by those individuals named in the section of this prospectus entitled “Selling Holders”. We will not receive any proceeds from the sale of the Series A Preferred Stock and Common Stock, but we will bear the costs relating to the registration of the Series A Preferred Stock and Common Stock.

The selling holders may sell the Series A Preferred Stock and Common Stock covered by this prospectus through various means, including directly to purchasers or through underwriters, broker-dealers, and agents. If the Series A Preferred Stock and Common Stock is sold through underwriters, broker-dealers, or agents, these parties may be compensated for their services in the form of discounts or commissions, which is deemed to be “underwriting compensation”. If required, the selling holders will disclose the names of any underwriter(s), applicable commissions or discounts, and any other required information with respect to any particular sales in an accompanying prospectus supplement. For additional information on the selling holders’ possible methods of sale, you should refer to the section in this prospectus entitled “Plan of Distribution”.

On June 17, 2004, we issued 4,000,000 shares of our Series A Preferred Stock in a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended, for aggregate gross proceeds of $100 million. The Series A Preferred Stock was sold for $25 per share and is convertible into shares of our Common Stock at an initial conversion price of $3.40 per share. The shares of Common Stock being registered in this registration statement constitute shares issuable upon the conversion of the Series A Preferred Stock.

Our Common Stock is currently traded on the American Stock Exchange (symbol: QD). As of December 14, 2004, the high and low prices for our Common Stock were $2.00 and $1.95 per share, respectively, on the American Stock Exchange. The Series A Preferred Stock is not listed or traded on a public exchange or market.

Investing in our Common Stock and Series A Preferred Stock involves risks that are described in the “ Risk Factors” section of this prospectus beginning on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

We have obtained trademark registrations in the United States for most of our corporate and product trademarks, including QuadraMed®, Affinity®, and Quantim® among others. This prospectus also contains other product names, trade names and trademarks of ours, as well as those of other organizations. All other brand names, trade names and trademarks appearing in this prospectus are the property of their respective holders.

ii

PROSPECTUS SUMMARY

Our Company

We provide healthcare information technology products and services that help healthcare providers to improve the quality of the care they deliver and the efficiency with which it is delivered. We accomplish our mission by developing and implementing sophisticated, user-friendly software applications designed and developed by the healthcare professionals and software specialists we employ.

Our products are designed to eliminate paper, improve processes, and decrease error through the efficient management of patient clinical and financial records. They are suitable for acute care hospitals, specialty hospitals, Veterans Health Administration facilities and associated/affiliated businesses such as outpatient clinics, long-term care facilities, and rehabilitation hospitals and are used by healthcare organizations of varying size – from small single entity hospitals to large multi-facility care delivery organizations. Our products are sold as standalone, bundled, or fully integrated software packages. We also provide services to support the hospital’s collection of receivables and its administration of contractual reimbursements from managed care companies. Approximately 2,000 healthcare provider facilities are utilizing at least one QuadraMed product.

Our headquarters office is located at 12110 Sunset Hills Road, Reston, Virginia in the Washington, D.C. metropolitan area. The Company was founded in 1993 and reincorporated in Delaware in 1996. Our telephone number is (703) 709-2300. Our website can be found at www.quadramed.com where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC.

The Offering

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Series A Preferred Stock or Common Stock offered by the selling holders.

Risk Factors	An investment in our Series A Preferred Stock or Common Stock is subject to significant risks. You should carefully consider the information set forth in the “Risk Factors” section and the other sections of this prospectus, in addition to the documents which we incorporate by reference.

Series A Preferred Stock and Common Stock

Series A Preferred Stock Offered by the Selling Holders	Up to 4,000,000 shares, liquidation preference of $25 per share.

Common Stock Offered by the Selling Holders	Up to 29,411,765 shares, based upon an initial conversion price of $3.40 per share of Common Stock. The conversion price is subject to adjustment upon the occurrence of a decrease in the trading price of the Common Stock in the first year of issuance of the Series A Preferred Stock, stock dividends, stock splits, and other events described in the Certificate of Designation for the Series A Preferred Stock.

Dividend Policy	The Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) per share. Upon conversion of the Series A Preferred Stock into shares of Common Stock, the Series A Preferred stockholders have the right to receive, when declared by our Board of Directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per share per annum or 5.5% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common shares, or any combination thereof at our option.

We do not expect to pay dividends on our Common Stock in the foreseeable future. We anticipate that future earnings generated from operations, if any, will be retained to develop and expand our business. Our ability to pay dividends on our Common Stock is restricted by the terms of our Series A Preferred Stock, which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our Common Stock.

Conversion of Series A Preferred Stock	The Series A Preferred Stock is convertible into shares of Common Stock at an initial conversion price of $3.40 per share, which is equivalent to a conversion rate of 7.35 shares of Common Stock for each share of Series A Preferred Stock. The conversion price decreases to $3.10 in the event that the volume weighted average of the daily market price of Common Stock per share during a period of 30 consecutive trading days equals $2.75 or less during the one year period beginning on the first anniversary of the issue date (the Series A Preferred Stock having been issued on June 17, 2004, the first anniversary is June 17, 2005). The Company has the right to demand conversion on or after May 31, 2007, in the event the volume weighted average of the daily market price per share of Common Stock during a period of 20 consecutive trading days equals or exceeds $5.10.

Plan of Distribution	The shares of Series A Preferred Stock and Common Stock offered for resale may be sold by the selling holders pursuant to this prospectus in the manner described under “Plan of Distribution”.

Trading and Symbol	Our Common Stock currently trades on the American Stock Exchange market under the symbol “QD.” The Series A Preferred Stock is not listed or traded on a public exchange or market.

Preferred and Common Stock Outstanding	As of December 10, 2004, we had 40,041,017 shares of Common Stock outstanding and 4,000,000 shares of Series A Preferred Stock outstanding.

You should read this prospectus summary together with the more detailed information contained in this prospectus, including the risk factors, along with the financial statements and the notes to the financial statements which are contained in the documents that we incorporate by reference in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the “Risk Factors” section and elsewhere in this prospectus. For more information, please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements” located in this prospectus.

Recent Events

On October 26, 2004, our Board of Directors voted to amend our Bylaws to increase the size of the Company’s Board of Directors from eight to nine. In connection with the increase in the size of the Board, James E. Peebles was elected to the Board.

On November 1, 2004, we announced the consolidation of the Chief Executive Officer and Chief Operating Officer positions effective December 31, 2004. Lawrence P. English, current Chairman and Chief Executive Officer will assume both roles. Michael S. Wilstead, current President and Chief Operating Officer, will step down from his responsibilities at that time.

On November 15, 2004, the Company received a letter from MedCath Incorporated (“MedCath”), which provided notice of MedCath’s decision to terminate the Master Software License and Services Agreement, dated November 20, 2002, by and between QuadraMed Affinity and MedCath, and all other incorporated agreements (collectively, the “Contract”). On or about November 15, 2004, MedCath filed a complaint in the North Carolina Superior Court, County of Mecklenburg. In its complaint, MedCath alleges that the Company is in breach of this Contract in respect of uncured deficiencies in the products and performance obligations under the Contract and seeks at least $5 million in damages, plus litigation costs. The Company believes that these allegations are without merit and that the termination of the Contract is unwarranted. On December 9, 2004, the Company filed a motion to dismiss the MedCath complaint on the grounds that the complaint fails to state a claim upon which relief can be granted. The Company also filed a counterclaim against MedCath seeking no less than $1.14 million in damages for MedCath’s breach of the Contract by failing to pay licensing fees due to the Company. The Company will vigorously defend itself against any claim that it has breached the Contract and will seek redress through all applicable remedies of any injuries suffered by the Company in connection with this matter.

On December 6, 2004, in connection with the Company’s litigation with the Company’s former Chief Executive Officer, James Durham, involving Mr. Durham’s Separation Agreement and payments by the Company to Supplemental Employee Retirement Plan (the “SERP”) Trust for Mr. Durham, the United States District Court, Northern District of California, entered an Order granting Mr. Durham’s motions, ruling that Mr. Durham’s alleged breach of the non-disparagement provision in the Separation Agreement was not a material breach of that contract sufficient to excuse QuadraMed from its obligations under the SERP. The determination of the amount of Mr. Durham’s SERP benefit remains outstanding and, unless resolved through compromise settlement, will be the subject of the trial which remains scheduled for May 23, 2005. The Company intends to continue to vigorously defend this action unless an acceptable settlement can be reached. The ultimate outcome of these matters cannot presently be determined.

As disclosed in the Company’s Current Report on Form 8-K filed on December 15, 2004, on December 14, 2004, the Company gave notice to its Financial Services Division employees and customers that, effective February 14, 2005, the Financial Services Division will be permanently discontinued. Over the past several years the Company has invested heavily in software and facilities in order to compete successfully in the financial services market. As this niche industry became more competitive and the quality of inventory eroded and margins were undercut by low-end service providers, it became more challenging for this business unit of the Company to be profitable. The Company explored a range of alternatives, including divestiture of the business, in an effort to continue to provide jobs for the Division’s employees and service to the Division’s customers. The Company was unsuccessful in those endeavors. Consequently, consistent with its plan to focus management attention and financial resources on its core software business units, the Company decided to cease trying to compete in the financial services market and to discontinue its Financial Services Division. As of the date of this prospectus, the Company has not determined (i) each major type of cost resulting from the discontinued operation, (ii) the total amount of costs that it will incur in connection with the action and (iii) the total amount of the accounting charge related to the discontinued operation.

Summary Consolidated Financial Data

The following selected financial data for the fiscal years ended December 31, 2003, 2002, 2001, 2000, and 1999 included herein is derived from our audited consolidated Financial Statements and related notes thereto, which are contained in the documents incorporated by reference into this prospectus. The financial data for the nine months ended September 30, 2004 and 2003 are derived from the unaudited interim condensed consolidated Financial Statements, are prepared on the same basis as our audited consolidated Financial Statements, and include all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations at and for such periods. This selected consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the audited consolidated Financial Statements and related notes thereto and the unaudited interim condensed consolidated Financial Statements and related notes thereto, which are contained in the documents incorporated by reference into this prospectus. Historical results are not necessarily indicative of future results.

	Nine months ended September 30,		Year ended December 31,
(in thousands, except per share amounts)	2004	2003	2003	2002	2001	2000	1999
	(unaudited)	(unaudited)
Consolidated Statement of Operations Data:
Revenue	$100,439	$88,373	$125,105	$109,585	$117,046	$121,012	$173,707
Gross margin	$57,191	$48,891	$77,984	$64,480	$74,269	$59,048	$113,121
Restatement costs	$	$	$7,461	$7,463	$—	$—	$—
Sales & marketing, general & administrative	$43,478	$43,628	$66,416	$59,826	$55,975	$80,802	$89,181
Software development	$21,082	$17,371	$22,203	$17,061	$14,813	$24,573	$30,675
Amortization of intangible assets and depreciation (1)	$3,713	$4,503	$5,523	$6,198	$9,069	$11,126	$10,459
Loss from operations	$(11,082)	$(16,611)	$(16,158)	$(18,605)	$(5,588)	$(57,465)	$(48,706)
Interest expense	$(5,195)	$(6,766)	$9,439	$3,461	$4,741	$6,504	$7,668
Gain (loss)on redemption or retirement of debt	$(14,871)	$—	$—	$—	$12,907	$—	$—
Income (loss) from continuing operations	$(30,502)	$(22,193)	$(23,943)	$(20,858)	$11,952	$(39,354)	$(52,527)
Gain on disposal of discontinued operations	$—	$—	$—	$8,776	$—	$—	$—
Net income (loss)	$(30,502)	$(22,193)	$(23,943)	$(14,362)	$9,413	$(36,675)	$(47,388)
Net income (loss) attributable to common shareholders	$(31,850)	$(22,193)	$(23,943)	$(14,362)	$9,413	$(36,675)	$(47,388)
Basic income (loss) per share from continuing operations	$(0.92)	$(0.82)	$(0.87)	$(0.77)	$0.47	$(1.53)	$(2.20)
Basic net income (loss) per share	$(0.92)	$(0.82)	$(0.87)	$(0.53)	$0.37	$(1.43)	$(1.99)
Diluted income (loss) per share from continuing operations	$(0.92)	$(0.82)	$(0.87)	$(0.77)	$0.45	$(1.53)	$(2.20)
Diluted net income (loss) per share	$(0.92)	$(0.82)	$(0.87)	$(0.53)	$0.35	$(1.43)	$(1.99)

	As of September 30, 2004	As of December 31,
(in thousands)		2003	2002	2001	2000	1999
	(unaudited)
Consolidated Balance Sheet Data:
Cash, cash equivalents and short term investments	$26,032	$36,944	$26,191	$32,213	$39,664	$29,732
Total assets	$129,754	$133,155	$126,927	$125,133	$149,286	$201,759
Deferred revenue	$45,472	$48,502	$39,492	$30,721	$22,489	$7,258
Working capital	$(13,271)	$13,008	$18,137	$32,509	$46,107	$61,030
Long-term debt (2)	$—	$84,225	$73,719	$73,719	$115,000	$115,000
Stockholders’ equity (deficit)	$43,400	$(16,883)	$(7,235)	$4,221	$(7,166)	$27,512

(1)	Prior to 2002, the Company recorded depreciation expense as a part of cost of services, sales and marketing, general and administrative, and software development expenses.

(2)	Does not include $0 at September 30, 2004 and $11.1 million at December 31, 2003 of unamortized discount associated with warrants issued in connection with the Company’s 10% Senior Secured Notes due 2008. This unamortized discount was written off in connection with the retirement of the underlying debt.

RISK FACTORS

An investment in the shares of our Series A Preferred Stock or Common Stock involves a high degree of risk. In considering whether to purchase shares of our Series A Preferred Stock or Common Stock, you should carefully consider the following factors and other information set forth in this prospectus. The risks set forth below are in addition to risks that apply to most businesses.

We Have Incurred Losses from Continuing Operations for the Past Five Years, Except 2001. Our Losses Have Adversely Affected Our Ability to Compete.

We incurred losses from continuing operations of $23.9 million and $20.9 million for the years ended December 31, 2003 and 2002, respectively. We also incurred a loss from continuing operations of $30.5 million for the nine months ended September 30, 2004. Although we had income from continuing operations of $12.0 million in 2001, we incurred losses from continuing operations of $39.4 million in 2000.

Our losses have impaired our ability to market our products and services in competition against companies that are more profitable. If we are unable to achieve or sustain profitability, it may impair our ability to compete effectively.

Our Auditing Firms Have Found Material Weaknesses in Our System of Internal Controls, Policies, and Procedures, Which Could Adversely Affect Our Ability to Record, Process, Summarize and Report Certain Financial Data.

In April 2003, PricewaterhouseCoopers (“PwC”) informed our management and Audit Committee of its concerns regarding material weaknesses in our system of internal controls, policies and procedures, including the adequacy and reliability of certain financial information, and certain financial personnel. Specifically, PwC reported material weaknesses in:

•	the accounting for software revenue and related expense recognition,

•	the reporting of discontinued operations,

•	the accounting for our investment in certain non-consolidated subsidiaries,

•	the accounting for certain life insurance contracts and the Supplemental Executive Retirement Plan,

•	the accounting and reporting of non-recurring charges,

•	the accounting for stock-based compensation,

•	the accounting and reporting of capitalized software development costs,

•	the accounting for income taxes,

•	the documentation supporting the accounting for certain business combinations, and

•	timely analysis and reconciliation of general ledger accounts.

PwC further stated that these material weaknesses would require PwC to expand the scope of its uncompleted audit of fiscal year 2002, and that its findings to date may materially impact the fairness and reliability of our previously issued financial statements as previously filed with the SEC and the report of the prior independent public accountants on those financial statements.

We implemented certain new procedures and corrective actions that addressed the cited weaknesses. These corrective actions included:

•	We engaged Deloitte & Touche LLP (D&T) to perform a forensic analysis of the Company’s accounting records and reported results for the years 2000 through 2002. D&T’s forensic analysis also covered years 1999 and prior to the extent any items originating in earlier years impact 2000, 2001 or 2002;

•

We engaged a team of accounting consultants, most of whom are certified public accountants with technology industry experience, to lead the restatement effort of the financial statements for 1999, 2000 and 2001 and the first quarter of 2002. D&T transitioned detailed work and reconciliations to this group of professionals. These professionals filled in gaps in the financial organization where temporary vacancy occurred. They reviewed all material business transactions including revenue, contracts, acquisitions and dispositions of businesses, impairment of assets, accrued and actual expenses, stockholders’ equity transactions and accounting and financial reporting thereof for 1999, 2000 and 2001 and the first quarter of 2002;

•	We retained Charles Stahl, formerly an audit partner with Deloitte & Touche, LLP, as a full-time consultant and then hired him as Executive Vice President and Chief Financial Officer to lead the final phase of the restatement effort and the strengthening of our internal controls; and

•	Our Audit Committee engaged a financial expert to advise them and strengthen the Audit Committee’s role in corporate governance.

The Company and our Chief Financial Officer have built a complete permanent finance department to replace the one that was based, in part, on consultants.

In February 2004, BDO Seidman, LLP (“BDO”) informed our management and Audit Committee of its concern regarding a material weakness in our system of internal controls, policies and procedures to track movements in deferred revenue on a roll forward basis. As a result, it was difficult for management to continually monitor movements in the account. Analytical review was done at the end of each period but not on an overall roll forward basis.

The Company has now implemented procedures to report movements in deferred revenue on an overall roll forward basis. We are also in the process of upgrading our computer software which is expected to be completed in the fourth quarter of 2004. The Company believes the costs associated with implementing these processes and computer software to be immaterial.

In its report, BDO also identified reportable conditions related to:

•	internal controls over analysis and review of customer contracts;

•	the revenue transactions cycle;

•	unbilled and deferred revenue balances; and

•	percentage of completion revenue recognition.

The Company is addressing these items by implementing the following procedures:

•	documenting the formal review of contracts in the determination of proper revenue accounting;

•	redesigning the contracting process and review procedures;

•	upgrading computer software relating to contracts and billing; and

•	strengthening documentation standards and maintaining detailed historical records for each customer for revenue recognition.

These material weaknesses and reportable conditions in internal control over financial reporting have been discussed in detail among management, our Audit Committee and BDO. Management has adopted a plan to resolve these issues, as detailed above, and believes that the overriding issue is the lack of documented accounting policies and procedures along with inadequate accounting information technology and certain other accounting information processes.

Failure to Achieve and Maintain Effective Internal Controls Could Have a Material Adverse Effect on Our Business, Operating Results and Stock Price.

We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our Independent Auditors addressing these assessments. As indicated in the previous risk factor, our auditors have identified a material weakness and certain reportable conditions in internal control over financial reporting. During the course of our testing we may identify other deficiencies. We may not be able to remediate such material weakness or reportable conditions and deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our stock could drop significantly.

Additional Costs for Complying With Recent and Proposed Future Changes in Securities and Exchange Commission, American Stock Exchange and Accounting Rules Could Adversely Affect Our Profits.

Recent and proposed future changes in the Securities and Exchange Commission and American Stock Exchange rules, as well as changes in accounting rules, will cause us to incur additional costs including professional fees, as well as additional personnel costs, in order to keep informed of the changes and operate in a compliant manner. In addition, we expect to incur additional general and administrative expense as we implement Section 404 of the Sarbanes-Oxley Act of 2002, which requires management to report on, and our independent auditors to attest to, our internal controls. These additional costs may be significant enough to cause our financial position and results of operation to be negatively impacted. In addition, compliance with these new rules could also result in continued diversion of management’s time and attention, which could prove to be disruptive to our normal business operations. Failure to comply with any of the new laws and regulations could adversely impact market perception of our Company, which could make it difficult to access the capital markets or otherwise finance our operations in the future.

Our Ability to Borrow or Issue Additional Shares of Preferred Stock Is Restricted by the Terms of Our Series A Preferred Stock.

The Certificate of Designation governing our Series A Preferred Stock provides that so long as at least 600,000 shares of Series A Preferred Stock are outstanding, at least 66-2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock shall be required to approve the incurrence by QuadraMed of any long term, senior indebtedness of QuadraMed in an aggregate principal amount exceeding $8,000,000, excluding certain prior existing indebtedness. Furthermore, the Certificate of Designation requires the affirmative vote of a majority of any outstanding shares of the Series A Preferred Stock prior to the authorization or creation of, or increase in the authorized amount of, any shares of any class or series (or any security convertible into shares of any class or series) ranking senior to or on par with the Series A Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of QuadraMed or in the payment of dividends. This may hinder or delay our ability to borrow funds or issue Preferred Stock.

We Were Subject to a Formal SEC Inquiry as a Result of the Restatement of Our Financial Statements, and the SEC Has Issued a Cease and Desist Order to which We Have Consented.

Following our August 12, 2002 announcement that we intended to restate prior period financial statements, the staff of the San Francisco District Office of the SEC requested certain information concerning the anticipated restatement as part of an informal, preliminary inquiry.

On February 28, 2003, we reported that the SEC had issued a formal non-public order of investigation concerning our accounting and financial reporting practices for the period beginning January 1, 1998. On October 10, 2003, we announced that the Staff of the San Francisco District Office of the Securities and Exchange Commission informed us that the Staff intended to recommend to the SEC that it institute an enforcement action against us for violations of the antifraud, periodic filing and books and records provisions of the federal securities laws. The proposed recommendation concerned our accounting for transactions that we entered into with Health+Cast LLP in 1998 and 1999. The 1999 transactions were restated as part of the restatement of our 1999 financial statements. None of the individuals who were involved with the Health+Cast transactions continue to be associated with QuadraMed. On April 30, 2004, that matter was settled with the issuance by the SEC of a Cease and Desist Order, to which QuadraMed consented without admitting or denying the findings in the Order. No fine was assessed against QuadraMed in the Order, which requires QuadraMed to cease and desist from violations of the antifraud, periodic reporting and books and records provisions of the Securities Exchange Act of 1934.

The Trading Price of Our Common Stock Has Been, and Is Expected to Continue to Be, Volatile.

The American Stock Exchange and stock markets in general, have historically experienced extreme price and volume fluctuations that have affected companies unrelated to their individual operating performance. The trading price of our Common Stock has been and is likely to continue to be volatile due to such factors as:

•	Variations in quarterly results of operations;

•	Announcements of new products or acquisitions by our competitors;

•	Government regulatory action;

•	Resolution of pending or unasserted litigation;

•	Developments or disputes with respect to proprietary rights; and

•	General trends in our industry and overall market conditions.

Movements in prices of equity securities in general may also affect the market price of our Common Stock.

Our Quarterly Operating Results Are Subject to Fluctuations, which Could Adversely Affect Our Financial Results and the Market Price of Our Common Stock.

Our quarterly operating results have varied significantly in the past and may fluctuate in the future as a result of a variety of factors, many of which are outside our control. Accordingly, quarter-to-quarter comparisons of our operating results may not be indicative of our future performance. Some of the factors causing these fluctuations include:

•	Variability in demand for products and services;

•	Introduction of product enhancements and new products by us and our competitors;

•	Timing and significance of announcements concerning present or prospective strategic alliances;

•	Discontinuation of, or reduction in, the products and services we offer;

•	Loss of customers due to consolidation in the healthcare industry;

•	Delays in product delivery requested by our customers;

•	Customer budget cycle fluctuation;

•	Investment in marketing, sales, software development, and administrative personnel necessary to support anticipated operations;

•	Costs incurred for marketing and sales promotional activities;

•	Software defects and other product quality factors;

•	General economic conditions and their impact on the healthcare industry;

•	Cooperation from competitors on interfaces and implementation when a customer chooses a QuadraMed software application to use with various vendors;

•	Delays in implementation due to product readiness, customer induced delays in training or installation, and third party interface development delays;

•	Final negotiated sales prices of systems;

•	Federal regulations (i.e., OIG, HIPAA, ICD-10) that can increase demand for new, updated systems;

•	Federal regulations that directly affect reimbursements received, and therefore the amount of money available for purchasing information systems; and

•	The fines and penalties a healthcare provider or system may incur due to fraudulent billing practices.

In addition to the foregoing, a significant percentage of our total cost of revenue is attributable to the cost of third party software royalties and licenses relating to third party software embedded within our software applications. The cost of third-party software royalties and licenses, as a percentage of total cost of revenue, was approximately 19.0% and 21.0% for the quarters ended September 30, 2004 and 2003, and 9.1%, 9.6% and 6.5% for the years ended December 31, 2003, 2002 and 2001, respectively. Generally, royalty fees for third party licenses will fluctuate based on revenue or the number of our customers and therefore will fluctuate on a quarter to quarter basis.

Our operating expense levels, which increase with the addition of acquired businesses, are relatively fixed. Accordingly, if future revenues are below expectations, we would experience a disproportionate adverse affect on our net income and financial results. In the event of a revenue shortfall, we will likely be unable to, or may elect not to, reduce spending quickly enough to offset any such shortfall. As a result, it is possible that our future revenues or operating results may fall below the expectations of securities analysts and investors. In such a case, the price of our publicly traded securities may be adversely affected.

Future Sales of Our Common Stock in the Public Market, Warrants or Option Exercises and Sales Could Lower Our Stock Price.

A substantial number of shares of our Common Stock are subject to stock options and warrants, and are issuable upon conversion of our Series A Preferred Stock. We cannot predict the effect, if any, that future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of our Common Stock. Sales of substantial amounts of Common Stock, including shares registered under this registration statement, or issued upon the exercise of stock options or the conversion of our Series A Preferred Stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock.

Provisions in Our Certificate of Incorporation and Bylaws and Delaware Law Could Delay or Discourage a Takeover which Could Adversely Affect the Price of Our Common Stock.

Our Board of Directors has the authority to issue up to five million shares of Preferred Stock and to determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by holders of our Common Stock. If Preferred Stock is issued, the voting and other rights of the holders of our Common Stock may be subject to, and may be adversely affected by, the rights of the holders of our Preferred Stock. The issuance of Preferred Stock may have the effect of delaying or preventing a change of control of QuadraMed that could have been at a premium price to our stockholders. Our Board of Directors has issued four million shares of such Preferred Stock as Series A Preferred Stock and the holders of the Series A Preferred Stock have certain voting and board appointment rights.

Certain provisions of our Certificate of Incorporation and Bylaws could discourage potential takeover attempts and make attempts to change management by stockholders difficult. Our Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for our stockholders to effect certain corporate actions. In addition, our Certificate of Incorporation provides that directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote. Any vacancy on our Board of Directors may be filled only by a vote of the majority of directors then in office. Further, our Certificate of Incorporation provides that the affirmative vote of two-thirds of the shares entitled to vote, voting together as a single class, subject to certain exceptions, is required for certain business combination transactions. These provisions, and certain other provisions of our Certificate of Incorporation, could have the effect of delaying or preventing (i) a tender offer for our Common Stock or other changes of control of QuadraMed that could be at a premium price or (ii) changes in our management.

In addition, certain provisions of Delaware law could have the effect of delaying or preventing a change of control of QuadraMed. Section 203 of the Delaware General Corporation Law, for example, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met.

We Do Not Expect to Pay Cash Dividends on Common Stock in the Foreseeable Future.

We have not declared or paid cash or other dividends on our Common Stock and do not expect to pay cash dividends for the foreseeable future. Our ability to pay dividends is also restricted by the terms of our Series A Preferred Stock which require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our Common Stock. The Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) per share. Upon conversion of the Series A Preferred Stock into shares of Common Stock, the Series A Preferred stockholders have the right to receive, when declared by our Board of Directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per share per annum or 5.5% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or common shares, or any combination thereof at our option. We currently intend to retain all future earnings for use in the operation of our business and to fund future growth. Any future cash dividends will depend upon our results of operations, financial conditions, cash requirements, the availability of a surplus and other factors.

We May Be Liable for Violating the Intellectual Property Rights of Third Parties, which Could Lead Us to Incur Substantial Litigation Expenses, and, If There Were an Adverse Judgment, Liability for Any Infringement.

We do not believe that the intellectual property important to the operation of our business, whether owned by us or licensed to us by a third party, infringes or violates the intellectual property rights of any other party. However, intellectual property litigation is increasingly common in the software industry. The risk of an infringement claim against us may increase over time as the number of competitors in our industry segment grows and the functionality of products overlaps. Third parties have, in the past, asserted infringement claims and could assert infringement claims against us in the future. Regardless of the merits, we could incur substantial litigation expenses in defending any such asserted claim. In the event of an unfavorable ruling on any such claim, a license or similar agreement may not be available to us on reasonable terms, if at all. Infringement may also result in significant monetary liabilities that could have a material adverse effect on our business, financial condition, and results of operations. We may not be successful in the defense of these or similar claims. We have taken steps to contractually limit our liability for the use of intellectual property licensed to us by third parties. However, there can be no guarantee that we have adequate protection.

Our Inability to Protect Our Intellectual Property Could Lead to Unauthorized Use of Our Products, which Could Have an Adverse Effect on Our Business.

We rely on a combination of trade secret, copyright and trademark laws, nondisclosure, non-compete, and other contractual provisions to protect our proprietary rights. In 2001, we filed our first patent application covering our developed technology, the Affinity CPOE software application. This application lapsed, and we have no patents. Measures taken by us to protect our intellectual property may not be adequate, and our competitors could independently develop products and services that are substantially equivalent or superior to our products and services. Any infringement or misappropriation of our proprietary software and databases could put us at a competitive disadvantage in a highly competitive market and could cause us to lose revenues, incur substantial litigation expense, and divert management’s attention from other operations.

We are Dependent Upon Third Party Software Licenses in Connection with the Sale of Our Software. If These Licenses Are Not Renewed or Are Terminated, We May Not Be Able to Continue to Use the Related Technology on Commercially Reasonable Terms or at All.

We depend on licenses from a number of third party vendors for certain technology, including the computer hardware, operating systems, database management systems, programming language, and runtime environment, upon which we develop and operate our products. We are materially reliant upon licenses with the following third party vendors: InterSystems Corporation, Oracle, Microsoft, Quovadx, the American Medical Association (AMA), and the American Hospital Association (AHA). Most of these licenses expire within three to five years. Such licenses can be renewed only by mutual consent and may be terminated if we breach the license terms and fail to cure the breach within a specified time period. If such licenses are terminated, we may not be able to continue using the technology on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce product shipments until equivalent technology is obtained, which could have a material adverse effect on our business, financial condition, and results of operations. However, as all application software companies, including QuadraMed and our competitors, are reliant on licensed technology and third party components, we believe our reliance on such technology and licenses places us at no competitive disadvantage.

At present, there is no equivalent technology for the InterSystems Corporation technology which is an integral component of our Affinity product line. The Company has entered into several agreements with InterSystems Corporation regarding the licensed technology relating to our Affinity product line. However, if InterSystems Corporation ceased to offer this technology and no other vendor provided the technology, we would be required to migrate our Affinity products to a new database platform or redesign our products to work with new software tools. This could be very costly and difficult to achieve and could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that we would successfully migrate our Affinity products to a new platform. Most of our third-party licenses are non-exclusive and competitors may obtain the same or similar technology. In addition, if vendors choose to discontinue support of the licensed technology, we may not be able to modify or adapt our products.

We Face Product Development Risks Associated with Rapid Technological Changes.

The healthcare software market is highly fragmented and characterized by ongoing technological developments, evolving industry standards, and rapid changes in customer requirements. Our success depends on our ability to timely and effectively:

•	Offer a broad range of software products;

•	Enhance existing products and expand product offerings;

•	Respond promptly to new customer requirements and industry standards;

•	Remain compatible with popular operating systems and develop products that are compatible with the new or otherwise emerging operating systems; and

•	Develop new interfaces with competing HIS vendors to fully integrate our Quantim product suite in order to maximize features and functionality of the new products.

Our performance depends in large part upon our ability to provide the increasing functionality required by our customers through the timely development and successful introduction of new products and enhancements to our existing suite of products. We may not successfully, or in a timely manner, develop, acquire, integrate, introduce, or market new products or product enhancements. Product enhancements or new products developed by us also may not meet the requirements of hospitals or other healthcare providers and payers or achieve or sustain market acceptance. Our failure to either estimate accurately the resources and related expenses required for a project, or to complete our contractual obligations in a manner consistent with the project plan upon which a contract was based, could have a material adverse effect on our business, financial condition, and results of operations. In addition, our failure to meet a customer’s expectations in the performance of our services could damage our reputation and adversely affect our ability to attract new business.

A Significant Amount of Our Assets Comprise Goodwill, Customer Lists and Other Intangible Items Subject to Impairment and Adjustment That Could Possibly Negatively Impact Our Results of Operations and Stockholders’ Equity.

A significant amount of our assets comprise intangible assets, such as the value of the installed customer base, core technology, capitalized software, goodwill, and other identifiable intangible assets acquired through our acquisitions, such as trademarks.

Pursuant to SFAS No. 142, we must test goodwill and other intangible assets for impairment at least annually and adjust them when impaired to the appropriate net realizable value. We performed an impairment test on the carrying value of our goodwill and intangibles as of January 1, 2004 and 2003. We determined that there was no impairment as of these dates. In addition, our internally developed software has been capitalized assuming our earnings from these product developments exceeds the costs incurred to develop them. If it is determined that these assets have been impaired and our future operating results will not support the existing carrying value of our intangible assets, we will be required to adjust the carrying value of such assets to net realizable value.

We, however, cannot predict that all of our intangible assets will continue to remain unimpaired. Our future operating results and stockholders’ equity could possibly decrease with any future impairment and write-down of goodwill, customer lists, or other such intangibles.

The Nature of Our Products Makes Us Particularly Vulnerable to Undetected Errors or Bugs that Could Reduce Revenues, Market Share or Demand for Our Products and Services.

Products such as those we offer may contain errors or failures, especially when initially introduced or when new versions are released. Although we conduct extensive testing on our products, software errors have been discovered in certain enhancements and products after their introduction. Despite such testing by us and by our current and potential customers, products under development, enhancements, or shipped products may contain errors or performance failures, resulting in, among other things:

•	Loss of customers and revenue;

•	Delay in market acceptance;

•	Diversion of resources;

•	Damage to our reputation; or

•	Increased service and warranty costs.

Any of these consequences could have a material adverse effect on our business, financial condition, and results of operations.

If Our Products Fail to Accurately Assess, Process, or Collect Healthcare Claims or Administer Managed Care Contracts, We Could Be Subject to Costly Litigation and Be Forced to Make Costly Changes to Our Products.

Some of our products and services are used in the payment, collection, coding, and billing of healthcare claims and the administration of managed care contracts. If our employees or products fail to accurately assess, process, or collect these claims, customers could file claims against us. Our insurance coverage may not be adequate to cover such claims. A successful claim that is in excess of, or is not covered by, insurance coverage could adversely affect our business, financial condition, and results of operations. Even a claim without merit could result in significant legal defense costs and could consume management time and resources. In addition, claims could increase our premiums such that appropriate insurance could not be found at commercially reasonable rates. Furthermore, if we were found liable, we may have to significantly alter one or more of our products, possibly resulting in additional unanticipated software development expenses.

Changes in Procurement Practices of Hospitals Have and May Continue to Have a Negative Impact on Our Revenues.

A substantial portion of our revenues has been and is expected to continue to be derived from sales of software products and services to hospitals. Consolidation in the healthcare industry, particularly in the hospital and managed care markets, could decrease the number of existing or potential purchasers of products and services and could adversely affect our business. In addition, the decision to purchase our products often involves a committee approval. Consequently, it is difficult for us to predict the timing or outcome of the buying decisions of our customers or potential customers. In addition, many healthcare providers are consolidating to create integrated delivery networks with greater regional market power. These emerging systems could have greater bargaining power, which may lead to decreases in prices for our products, which could adversely affect our business, financial condition, and results of operations.

Changes in the Health Care Financing and Reimbursement System Could Adversely Affect the Amount of and Manner in which Our Customers Purchase Our Products And Services.

Changes in current health care financing and reimbursement systems (e.g. Medicaid) could result in unplanned product enhancements, delays, or cancellations of product orders or shipments, or reduce the need for certain systems. We could also have the endorsement of products by hospital associations or other customers revoked. Any of these occurrences could have a material adverse effect on our business. Alternatively, the federal government recently mandated that all but small health care providers submit claims to Medicare in electronic format, which may positively affect our systems and product.

The health care industry in the United States is subject to changing political, economic, and regulatory influences that may affect the procurement practices and operations of health care organizations. The traditional hospital delivery system is evolving as more hospital services are being provided by niche, free standing practices and outpatient providers. The commercial value and appeal of our products may be adversely affected if the current health care financing and reimbursement systems were to change. During the past several years, the health care industry has been subject to increasing levels of governmental regulation. Proposals to reform the health care system have been and are being considered by the United States Congress. These proposals, if enacted, could adversely affect the commercial value and appeal of our products or change the operating environment of our customers in ways that cannot be predicted. Health care organizations may react to these proposals by curtailing or deferring investments, including those for our products and services. In addition, the regulations promulgated under HIPAA could lead health care organizations to curtail or defer investments in non-HIPAA related features in the next several years.

The Variability and Length of Our Sales Cycle for Our Products May Exacerbate the Unpredictability and Volatility of Our Operating Results.

We cannot accurately forecast the timing of customer purchases due to the complex procurement decision processes of most healthcare providers and payers. How and when to implement, replace, expand or substantially modify an information system are major decisions for hospitals, and such decisions require significant capital expenditures by them. As a result, we typically experience sales cycles that extend over several quarters. In particular, our Affinity enterprise software has a higher average selling price and longer sales cycle than many of our other products. As a result, we have only a limited ability to forecast the timing and size of specific sales, making the prediction of quarterly financial performance more difficult.

We Operate in a Highly Competitive Market.

Competition for our products and services is intense and is expected to increase. Increased competition could result in reductions in our prices, gross margins, and market share and have a material adverse effect on our business, financial condition, and results of operations. We compete with other providers of healthcare information software and services, as well as healthcare consulting firms. Some competitors have formed business alliances with other competitors that may affect our ability to work with some potential customers. In addition, if some of our competitors merge, a stronger competitor may emerge. Some principal competitors include:

•	In the market for enterprise healthcare information systems: McKesson Corporation, Inc., Shared Medical Systems, Inc., a division of Siemens, MediTech Corporation, Eclipsys Corporation, Cerner, and IDX Corporation;

•	In the market for electronic document management products: McKesson Corporation, SoftMed Corporation Inc., FileNet, Lanvision, MedPlus, and Eclipsys Corporation;

•	In the market for MPI products and services: Madison Technologies, Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and Medibase;

•	In the market for decision support products: Eclipsys Corporation, Healthcare Microsystems, Inc., a division of Health Management Systems Inc., McKesson Corporation, Shared Medical Systems, Inc., a division of Siemens, and MediQual Systems, Inc., a division of Cardinal Health, Inc.;

•	In the market for coding, compliance, data, and record management products in the Health Information Management Software Division: 3M Corporation, SoftMed Corporation, Inc., MetaHealth, Eclipsys Corporation and HSS, Inc.;

•	In the market for financial services: Advanced Receivables Strategy, Inc., a division of Perot Systems Corporation, NCO Group, Inc., Outsourcing Solutions, Inc., Health Management Systems, Inc., and Triage Consulting Group.

Current and prospective customers also evaluate our products’ capabilities against the merits of their existing information systems and expertise. Major software information systems companies, including those specializing in the healthcare industry, that do not presently offer competing products may enter our markets. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources, and market recognition than we have. Many of these competitors also have, or may develop or acquire, substantial installed customer bases in the healthcare industry. As a result of these factors, our competitors may be able to respond more quickly to new or emerging technologies, changes in customer requirements, and changes in the political, economic or regulatory environment in the healthcare industry.

These competitors may be in a position to devote greater resources to the development, promotion, and sale of their products than we can. We may not be able to compete successfully against current and future competitors, and such competitive pressures could materially adversely affect our business, financial condition, and operating results.

We Have Encountered Significant Challenges Integrating Acquired Businesses, and Future Transactions May Adversely Affect Our Business, Operations, and Financial Condition.

From 1993 to 1999, we completed 28 acquisitions, and we encountered significant challenges integrating the acquired businesses into our operations. From 2000 through 2003, we made significant progress toward that integration. However, we continue to support several different technology platforms. In February 2004, we acquired Détente Systems Pty Limited, an Australian proprietary limited company, and Détente Systems Trust, an Australian business trust, and in June 2004, we acquired Tempus Software, Inc., a Florida corporation. In the future, we plan to make investments in or acquire additional complementary businesses, products, services or technologies. These investments and acquisitions will create new integration challenges. Some of the challenges we have encountered, and may encounter with acquisitions in the future, in integrating acquired businesses have included:

•	Interruption, disruption or delay of our ongoing business;

•	Distraction of management’s attention from other matters;

•	Additional operational and administrative expenses;

•	Difficulty managing geographically dispersed operations;

•	Failure of acquired businesses to achieve expected results, resulting in our failure to realize anticipated benefits;

•	Write-down or reclassification of acquired assets;

•	Failure to retain key acquired personnel and difficulty and expense of training those retained;

•	Increases in stock compensation expense and increased compensation expense resulting from newly hired employees;

•	Assumption of liabilities and potential for disputes with the sellers of acquired businesses;

•	Customer dissatisfaction or performance problems related to acquired businesses;

•	Failure to maintain good relations with customers or suppliers;

•	Exposure to the risks of entering markets in which we have no direct prior experience and to risks associated with market acceptance of acquired products and technologies; and

•	Platform and technical issues related to integrating systems from various acquired companies.

All of these factors have had an adverse effect on our business, financial condition, and results of operations in the past, and could have an adverse effect in the future.

No Mirror Processing Site for Our Customer Data Processing Facilities Exists; Our Business, Financial Condition, and Results of Operations Could Be Adversely Affected if These Facilities Were Subject to a Closure from a Catastrophic Event or Otherwise.

We currently process substantially all of our customer data at several of our facilities across the United States. Although we back up our data nightly and have safeguards for emergencies, such as power interruption or breakdown in temperature controls, we have no mirror processing site to which processing could be transferred in the case of a catastrophic event at any of these facilities. If a major catastrophic event occurs at these facilities possibly leading to an interruption of data processing, or any other interruption or closure, our business, financial condition, and results of operations could be adversely affected.

We May Be Required to Make Substantial Changes to Our Products if They Become Subject to FDA Regulation, which Could Require a Significant Capital Investment.

Computer products used or intended for use in the diagnosis, cure, mitigation, treatment, or prevention of diseases or other conditions or that affect the structure or function of the body are subject to regulation by the FDA under the Federal Food, Drug and Cosmetic Act. At present, none of our software products are so regulated. In the future, the FDA could determine that some of our products, because of their predictive aspects, are clinical decision tools and subject them to regulation. Compliance with FDA regulations could be burdensome, time consuming, and expensive. Other new laws and regulations affecting healthcare software development and marketing also could be enacted in the future. If so, it is possible that our costs and the length of time for product development and marketing could increase and that other unforeseeable consequences could arise.

Governmental Regulation of the Confidentiality of Patient Health Information Could Result in Our Customers Being Unable to Use Our Products Without Significant Modification, which Could Require Us to Expend Substantial Amounts.

There is substantial state and federal regulation of the confidentiality of patient health information and the circumstances under which such information may be used by, disclosed to, or processed by us as a consequence of our contacts with various health plans and health care providers. Although compliance with these laws and regulations is presently the principal responsibility of the health plan, hospital, physician, or other health care provider, regulations governing patient confidentiality rights are dynamic and rapidly evolving. As such, laws and regulations could be modified so that they could directly apply to us. Also, changes may be made which require us to change our systems and our methods which could require significant expenditure of capital and decrease future business prospects. Also, additional federal and state legislation governing the dissemination of patient health information may be proposed and may be adopted, which may also significantly affect our business. Finally, certain existing laws and regulations require health care entities to pass-on their obligations to other entities with which they do business, through a contract; as such, QuadraMed is indirectly impacted by various additional laws and regulations.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) is a federal law that affects the use, disclosure, transmission and storage of individually identifiable health information referred to as protected health information or “PHI.” As directed by HIPAA, the United States Department of Health and Human Services (“HHS”) must promulgate standards or rules for certain electronic health transactions, code sets, data security, unique identification numbers, and privacy of protected health information. HHS has issued some of these rules in final form, while others remain in development. In general, under these rules, we function as a “business associate” to our customers (who are considered to be “covered entities” under HIPAA). In some instances, we also may function as a health care clearing house. The three rules relevant to QuadraMed – the Transaction Rule, the Privacy Rule, and the Security Rule – are discussed below. It is important to note that, HHS could, at any time in the future, modify any existing final rule in a manner that could require us to change our systems or operations.

First, HHS has published a final rule governing transactions and code set standards (“Transactions Rule”). This Rule, had a compliance date of October 16, 2003. To the extent necessary to help our covered entity customers conduct transactions, our current products and services meet the requirements of HIPAA. Nevertheless, as noted above, HHS may make further revisions to the Transactions Rule which could require us to change our products and systems to enable our covered entity customers to meet such obligations.

Second, HHS has published a final HIPAA privacy rule (“Privacy Rule”) which had a compliance date of April 14, 2003. The HIPAA Privacy Rule is complex and far reaching. Similar to the HIPAA Transactions Rule, and as noted above, the Privacy Rule directly applies to covered entities. Also, covered entities are, in most instances, required to execute a contract with any business associate that performs certain services on the covered entity’s behalf involving protected health information. QuadraMed’s hospital and health plan customers are covered entities, and to the extent that QuadraMed is required by its customer contracts to ensure that it complies with various aspects of the Privacy Rule. The Privacy Rule and other similar state health care privacy regulations could materially restrict the ability of health care providers to disclose protected health information from patient records using our products and services or could require us to make additional capital expenditures to be in compliance. Accordingly, the Privacy Rule and state privacy laws may significantly impact our product’s use in the health care delivery system and therefore, decrease our revenue, increase working capital requirements and decrease future business prospects. Further, in QuadraMed’s capacity as a health care clearinghouse, it is directly subject to the Privacy Rules’ requirements.

Third, HHS has published the final HIPAA security rule (“Security Rule”) with a compliance date of April 20, 2005. The Security Rule applies to the use, disclosure, transmission, storage and destruction of electronic protected health information by covered entities. Per this Rule, covered entities must implement stringent administrative, technical and physical security measures to safeguard electronic protected health information. Implementing such measures (for our own compliance and as part of the services we provide to our customers) may require us to expend substantial capital due to required product, service, and procedure changes.

QuadraMed has completed modifications to its business practices and software offerings and is currently in full compliance with HIPAA Rules. However, HHS continues to publish change notices to existing Rules and propose new rules. There is no certainty that QuadraMed will be able to respond to all such rules in a timely manner and our inability to do so could adversely affect our business.

Government Regulation to Adopt and Implement ICD-10-CM and ICD-10-PCS Medical Code Set Standards Could Require Substantial Modification of our Coding and Compliance Software.

The American Health Information Management Association (“AHIMA”) and other prominent health care industry advocacy groups are calling on the Department of Health and Human Services (HHS) and the health care industry to take action to adopt and implement ICD-10-CM and ICD-10-PCS code sets, rules, and guidelines as a replacement for current ICD-9-CM guidelines used in our software products. Adoption of these new code sets would require us to change our systems and our methods which could require a significant expenditure of software development capital and decrease future business prospects for our current product line.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents that we incorporate by reference contain certain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements, including statements regarding our strategy, future operations, future expectations or future estimates, financial position and objectives of management. In some cases, you can identify forward-looking statements by terminology such as “believes,” “anticipates,” “plans,” “should,” “expects,” “predicts,” “intends,” “estimates,” “may,” “will”, “could”, “would”, “pro forma”, “seek”, “continue”, or the negative of those terms or comparable terminology. Not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, results of operations, competitive factors, shifts in market demand and other risks and uncertainties. These statements are only predictions and we can give no assurance that such expectations will prove to be correct.

We discuss risks, uncertainties, and assumptions that could cause our actual results to differ from these forward looking statements elsewhere in this prospectus, including in the section entitled “Risk Factors”, and in our periodic reports filed with the SEC. These are factors that we believe could cause our actual results to differ materially from our expected and historical results.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of the assumptions could be inaccurate and actual results may differ from those indicated by the forward-looking statements included in this prospectus. You should not place undue reliance on these forward-looking statements. In light of the significant uncertainties inherent in the forward-looking statements included in this prospectus, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results. We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise. You are advised, however to consult any further disclosures we make in our subsequent current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K and other reports filed with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits under the Securities Act with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information regarding QuadraMed Corporation and the Series A Preferred Stock and the Common Stock offered by this prospectus, we refer you to the registration statement, including the exhibits thereto. With respect to each such document filed with the SEC as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

We file quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov and on our website, http://www.quadramed.com, where all of our current SEC filings can be accessed free of charge as soon as reasonably practicable after they are filed with the SEC. Our SEC filings are also available at the office of the American Stock Exchange. For further information on obtaining copies of our public filings at the American Stock Exchange, please call 212-306-1331.

Unless we state otherwise, “we”, “us”, “our”, “the Company”, and “QuadraMed” refer to QuadraMed Corporation, including all of our subsidiaries. Unless otherwise indicated, industry data in this prospectus is derived from publicly available sources, which we have not independently verified.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information that is different from the information contained in this prospectus. The selling holders are offering to sell, and seeking offers to buy, Series A Preferred Stock and Common Stock only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus, regardless of the time of the delivery of this prospectus or of any sale of the Series A Preferred Stock or Common Stock. Our business, financial condition, results of operation and prospects may have changed since that date.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this registration statement:

(1)	QuadraMed Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the SEC on March 22, 2004, as amended by Form 10-K/A, filed with the SEC on November 10, 2004;

(2)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 10, 2004, as amended by Form 10-Q/A, filed with the SEC on November 10, 2004;

(3)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 4, 2004, as amended by Form 10-Q/A, filed with the SEC on November 10, 2004;

(4)	QuadraMed Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 8, 2004;

(5)	QuadraMed Corporation’s Current Reports on Form 8-K, filed with the SEC on January 22, 2004, February 7, 2004, February 11, 2004, February 24, 2004, March 3, 2004, April 6, 2004, May 4, 2004, May 6, 2004, May 11, 2004, May 14, 2004, June 9, 2004, June 10, 2004, June 17, 2004, June 30, 2004, July 15, 2004, July 20, 2004, August 6, 2004, August 16, 2004, September 8, 2004, November 1, 2004, November 1, 2004, November 4, 2004, November 9, 2004, November 18, 2004, November 22, 2004, November 22, 2004, December 10, 2004 and December 15, 2004; and

(6)	The description of the terms, rights and provisions applicable to the Common Stock contained in QuadraMed’s Registration Statement No. 000-21031 on Form 8-A, filed with the SEC on July 17, 1996 pursuant to Section 12 of the Exchange Act.

You can request a copy of these documents, including exhibits, at no cost, by writing or telephoning us at the following address:

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

703-709-2300

Attn: Corporate Counsel

All of the documents that we subsequently file under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference into this registration statement and shall be deemed to be a part hereof from the date of filing of such documents.

Any statement which is contained in a document incorporated or considered to be incorporated by reference in this registration statement is considered to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is considered to be incorporated by reference in this registration statement modifies or supersedes such statement. Any such statement so modified or superseded may not be considered, except as so modified or superseded, to be a part of this registration statement.

USE OF PROCEEDS

The selling holders will receive all of the proceeds from the resale of the shares of Series A Preferred and Common Stock that may be sold using this prospectus. We will not receive any of the proceeds from the resale of these shares of Series A Preferred and Common Stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Common Stock and do not anticipate paying any cash dividends in the foreseeable future. We anticipate that we will retain earnings, if any, to finance the growth and development of our business. The Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) per share, and upon conversion into shares of Common Stock, the Series A Preferred stockholders have the right to receive, when declared by our Board of Directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per share per annum or 5.5% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or Common Stock, or any combination thereof at our option. The terms of the Series A Preferred Stock require us to pay full cumulative dividends on the Series A Preferred Stock before making any dividend payment on our Common Stock. Therefore, we do not expect to pay cash dividends on our Common Stock for the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements, plans for expansion, restrictions imposed by any financing arrangements and whatever other factors that our Board of Directors determines are relevant.

DESCRIPTION OF SECURITIES

As used in this description of securities, the words “we,” “us,” “our” or “QuadraMed” refer only to QuadraMed Corporation and do not include any current or future subsidiary of QuadraMed Corporation.

Description of Capital Stock

The following summary is a description of the material terms of our capital stock. This summary is not intended to be a complete description of our capital stock, and it is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. For more information, please review our amended and restated Certificate of Incorporation and Bylaws.

General

Our authorized capital stock consists of 150,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. As of December 10, 2004, 40,041,017 shares of Common Stock and 4,000,000 shares of Series A Preferred Stock were outstanding.

Common Stock

Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably the dividends, if any, that may be declared from time to time by the Board of Directors out of funds legally available for such dividends. We have never declared a dividend and do not anticipate doing so in the foreseeable future. In the event of a liquidation, dissolution or winding up of QuadraMed, subject to the prior rights of the Preferred Stock, the holders of Common Stock are entitled to share ratably in any remaining assets after payment of liabilities. The Common Stock has no preemptive or other subscription rights and is not subject to any future calls or assessments. There are no conversion rights or redemption or sinking fund provisions applicable to shares of Common Stock. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

Preferred Stock

The Board may issue Preferred Stock from time to time as shares of one or more classes or series. Subject to the provisions of our amended and restated Certificate of Incorporation and limitations prescribed by law, the Board is expressly authorized to issue the shares, fix the number of shares, change the number of shares constituting any series, and provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights, and liquidation preferences of the shares constituting any class or series of the Preferred Stock, in each case without any further action or vote by the stockholders.

One of the effects of undesignated Preferred Stock may be to enable the Board to render more difficult or to discourage an attempt to obtain control of QuadraMed by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of the Preferred Stock pursuant to the Board’s authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by us may rank prior to Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for Common Stock or may otherwise adversely affect the market price of Common Stock.

Series A Preferred Stock

On June 17, 2004, we issued 4.0 million shares of Series A Cumulative Mandatory Convertible Preferred Stock (“Series A Preferred Stock”) in a private, unregistered offering to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933. The Series A Preferred Stock has a par value of $0.01 per share and a liquidation value of $25 per share.

The Series A Preferred Stock is entitled to quarterly dividends of $0.34 (5.5% per annum) per share and is convertible into shares of our Common Stock at an initial conversion price of $3.40, equivalent to a conversion rate of 7.35 shares of Common Stock for each share of Series A Preferred Stock. The conversion price decreases to $3.10 in the event that the volume weighted average of the daily market price per share of our Common Stock during a period of 30 consecutive trading days equals $2.75 or less during the one year period beginning on July 17, 2005. We have the right to demand conversion on or after May 31, 2007, in the event the volume weighted average of the daily market price per share of our Common Stock during a period of 20 consecutive trading days equals or exceeds $5.10.

Upon the conversion of shares of Series A Preferred Stock into shares of Common Stock, the Series A Preferred Stock holders have the right to receive, when declared by the board of directors, dividends equal to the total previously unpaid dividends payable from the effective date of conversion through June 1, 2007 at a rate of $1.375 per share per annum, or 5.50% per annum, discounted to present value at a rate of 5.5% per annum, payable in cash or Common Stock or any combination thereof at our option.

The Series A Preferred Stock holders do not have any relative, participating, optional or other voting rights and powers, other than the following, which may materially limit the rights of the holders of our Common Stock:

•	If four quarterly dividend payments are in arrears, the holders of Series A Preferred Stock, together with the holders of shares of every other series or class of Common Stock ranking on par with the Series A Preferred Stock having like voting rights (“Voting Preferred Shares”), voting together, are entitled to elect two substitute directors to serve on the Board of Directors at any annual or special meeting of stockholders. This election of substitute directors to serve on the Board of Directors will not change the number of directors then constituting the Board of Directors, and in the event that such election of substitute directors results in the replacement of existing members of the Board of Directors, the members of the then current Board of Directors will designate which members of the Board of Directors will be replaced. The right of such holders to elect substitute directors ceases and the terms of office of all persons elected as substitute directors by such holders terminates immediately upon the payment of (i) all dividends which are in arrears on the Series A Preferred Stock and the Voting Preferred Shares then outstanding and (ii) full dividends for the current quarterly dividend period (or, if not fully paid, declared and set apart for payment),

•	As long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by our Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Series A Preferred Stock and the Voting Preferred Shares, voting as a single class regardless of series, is necessary to effect or validate:

•	Any amendment, alteration or repeal of any of the provisions of our Certificate of Incorporation or the Certificate of Designation for the Series A Preferred Stock that materially adversely affects the voting powers, rights or preferences of the holders of the Series A Preferred Stock or the Voting Preferred Shares; or

•	The authorization or creation of, or the increase in the authorized amount of, any shares of any class or series or any security convertible into shares of any class or series ranking prior to or on a parity with the Series A Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of QuadraMed or in the payment of dividends.

•	So long as at least 600,000 shares of the Series A Preferred Stock remain outstanding, the affirmative vote of at least 66-2/3% of the votes entitled to be cast by the holders of the Series A Preferred Stock, at the time outstanding, voting as a single class, will be required for us to incur any long term, senior indebtedness in an aggregate principal amount exceeding $8,000,000, excluding any extensions, modifications, or refinancings of any indebtedness which we had outstanding as of the issue date of the Series A Preferred Stock.

In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the Company’s assets to the holders of shares ranking junior to the Series A Preferred Stock, the holders of the Series A Preferred Stock are entitled to receive $25 per share as a liquidation preference, in addition to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon, but the holders of the Series A Preferred Stock are not entitled to any further payment in such circumstances. If the Company has insufficient assets or proceeds therefrom to make the foregoing payments, the Series A Preferred Stock holders shall be paid ratably, along with any holders of shares ranking on par with the Series A Preferred Stock, in accordance with the respective amounts that would be payable on the Series A Preferred Stock and any other shares ranking on par with the Series A Preferred Stock.

Warrants

In connection with the issuance of the Company’s 10% Senior Secured Notes due 2008 (the “2008 notes”), on April 17, 2003, we issued warrants to purchase 11,586,438 shares of our Common Stock. Additional warrants to purchase 2,047,978 shares of Common Stock will be issued to holders if we do not file a registration statement within 90 days after receiving a request to do so from the holders on or after January 12, 2004. In connection with these warrants, holders received both demand and piggyback registration rights and are entitled to anti-dilution protection, including dilution from any issuance of shares in settlement of existing litigation. The warrants have an exercise price of $0.01 per share and a term of five years.

Registration Rights in Connection with the Series A Preferred Stock

We have entered into a registration rights agreement with the initial purchasers of the Series A Preferred Stock in which we agreed to provide them with registration rights for the Series A Preferred Stock and shares of Common Stock issuable upon conversion of the Series A Preferred Stock at our expense. There are two types of registrations covered by the registration rights agreement: piggyback registration and required registration. This summary of the registration rights agreement is not intended to be exhaustive, and we recommend that you review the registration rights agreement available as set forth in the section of this prospectus entitled “Where You Can Find More Information”.

From and after the date that is 180 days after the effective date of the registration rights agreement with the Series A Preferred Stock holders, each time that we propose for any reason to register any of the Company’s Common Stock under the Securities Act of 1933, either for our own account or for the account of stockholder(s) exercising demand registration rights other than under Forms S-4 or S-8, we shall provide prompt notice of this proposed registration to all holders of the Series A Preferred Stock or Common Stock issuable upon conversion of the Series A Preferred Stock, offering these holders the right to request that any or all of their Common Stock shares be included in the proposed registration. Holders have ten (10) days from receipt of our notice of the proposed registration within which to request to participate in the registration and to notify us of the number of Common Stock shares they intend to sell and their intended method of sale or disposition.

If the proposed public offering under the registration is an underwritten public offering, the managing underwriter may determine and advise the participating holders and the Company in writing that the inclusion of all securities to be included in the underwritten public offering would adversely interfere with the successful marketing of the Company’s securities. In this situation, the holders are prohibited from including any shares in excess of the amount that the managing underwriter reasonably and in good faith agrees to include in the public offering in addition to the amount of securities to be registered for the Company and those holders who were initially included in the registration. Holders of the Company’s warrants, which were issued in connection with our 2008 Notes, have priority over the holders of the Common Stock issuable upon conversion of the Series A Preferred Stock in a piggyback registration in the event that not all requesting holders may participate in the Company’s registration of securities. If securities are being registered by the Company upon the demand of holders of the Company’s securities who have demand registration rights, such demanding holders and holders of the Company’s warrants have priority over the holders of the Common Stock issuable upon conversion of the Series A Preferred Stock in piggyback registration in the event that not all requesting holders may participate in the registration of securities.

On or before the date which is 180 days after the effective date of the Series A Preferred Stock registration rights agreement, the Company is required to file a registration statement on Form S-1 or Form S-3, if the Company is eligible to use Form S-3, under the Securities Act of 1933 or a shelf registration statement under Rule 415 under the Securities Act of 1933 to register all the securities outstanding under this registration rights agreement, including both the Series A Preferred Stock and the Common Stock issuable upon conversion of the Series A Preferred Stock. The holders shall not have piggyback registration rights during the period in which the required registration statement is effective.

We agree to use our commercially reasonable best efforts to have the required registration or shelf registration, if applicable, declared effective as soon as reasonably practicable after filing (and in no event later than one year after the effective date of the registration rights agreement) and to keep it continuously effective until the date which is four (4) years from the date of filing if the registration statement is on Form S-3 and qualifies under Rule 415 or forty-five (45) days if the required registration statement is on any form other than Form S-3 and does not qualify under Rule 415. However, the effectiveness of the shelf registration may be terminated earlier if none of the securities under the registration rights agreement are outstanding. We agree to supplement or amend the registration as necessary.

After the filing of a required registration, if our Board of Directors determines in good faith that the filing of a registration statement or sale of securities under a registration statement would require the disclosure of material non-public information, which would have a material adverse affect on our Company, they shall notify the holders in writing. The Company may institute a “blackout period”: delay the filing of any unfiled registration statement, cease taking steps to cause any as yet ineffective registration statement to be declared effective, or suspend the holders’ sales of securities under an effective registration statement until the information (i) is disclosed to the public, (ii) is no longer material or (iii) the Company decides to end the blackout period.

The holders’ rights to piggyback registrations and required or shelf registrations terminate at the earlier of (i) four (4) years from the date of filing, if the registration statement is on Form S-3 and qualifies under Rule 415, or forty-five (45) days, if the required registration statement is on any form other than Form S-3 and does not qualify under Rule 415, or (ii) when all the securities have been sold in the manner contemplated in the registration statement or may be sold under Rule 144(k) without registration under the Securities Act of 1933.

The remedy available for breaches of the provisions of the registration rights agreement is specific performance only; no monetary damages are available.

Other Registration Rights

On April 17, 2003, we entered into a registration rights agreement into with the purchasers of the 2008 Notes and associated warrants. As of July 19, 2004, no 2008 Notes remain outstanding. The holders of the warrants have demand registration rights and piggyback registration rights on any registration of shares for our own account or pursuant to a demand registration for other holders of registration rights. Additionally, we must file a Form S-3 shelf registration statement once we are eligible. The registration rights of the warrant holders rank senior to those of the holders of the Series A Preferred Stock and Common Stock into which the Series A Preferred Stock is convertible. The terms of the piggyback and Form S-3 shelf registration rights of the holders of the warrants are similar to the terms of the registration rights agreement described above under “Registration Rights in Connection with the Series A Preferred Stock”, and for more detailed information about the terms of the registration rights agreement, please see “Where You Can Find More Information” in this prospectus.

On June 30, 2004, we entered into a registration rights agreement with the former Tempus shareholders in connection with our acquisition of Tempus Software, Inc., a Florida corporation. The terms of the registration rights of the former Tempus shareholders are similar to the terms of the registration rights agreement described above under “Registration Rights in Connection with the Series A Preferred Stock”. From and after December 30, 2004, we must file a registration statement within ninety (90) days after the written demand of those holders who hold at least 30% of the aggregate stock consideration received in the merger. We are obligated to effect only two (2) demand requests from the holders, and the holders may not make a demand request until after six (6) months after the effective date of a registration statement relating to a demand request. As of December 30, 2004, the holders also have certain piggyback registration rights on any registration of shares for our own account or pursuant to a demand registration for other holders of registration rights. Additionally, we must file a Form S-3 shelf registration statement as soon as practicable after the later of (i) the date on which QuadraMed is first eligible to register securities on Form S-3 or (ii) December 30, 2004. For more information about the terms of the registration rights agreement with the former Tempus shareholders, please see “Where You Can Find More Information” in this prospectus.

Statutory Business Combination Provision

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an “interested stockholder” for a period of three years from the date that such person became an interested stockholder unless:

•	The transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder.

•	Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction in commenced, excluding for purposes of determining the number of shares outstanding those shares owned (1) by persons who are directors and officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	On or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s Board of Directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

Under Section 203, an “interested stockholder” is defined as any person who is:

•	The owner of 15% or more of the outstanding voting stock of the corporation; or

•	An affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

The provisions of Section 203 could delay or frustrate a change of control of QuadraMed, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to the Certificate of Incorporation, could elect not to be governed by Section 203, which election would be effective 12 months after adoption. However, they have not made such an election.

Limitations on Directors’ Liability

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors’ fiduciary duty of care. This duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, directors could be accountable to corporations and their stockholders for monetary damages for conduct that does not satisfy their duty of care. Although Delaware law does not change directors’ duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Our amended and restated Certificate of Incorporation limits the liability of our directors to QuadraMed and its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of QuadraMed will not be personally liable for monetary damages for breach of a director’s fiduciary duty as a director, except for liability for:

•	Any breach of the director’s duty of loyalty to QuadraMed or its stockholders;

•	Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Delaware General Corporation Law section 174; or

•	Any transaction from which the director derived an improper personal benefit.

The inclusion of this provision in our amended and restated Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited QuadraMed and its stockholders.

Potential Anti-takeover Effect of Certain Provisions of the Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated Certificate of Incorporation and Bylaws contain other provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board. These provisions also are intended to help ensure that the Board, if confronted by an unsolicited proposal from a third party which has acquired a block of our stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. The following is a summary of such provisions included in our Certificate of Incorporation and Bylaws.

Our amended and restated Certificate of Incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and the Bylaws also provide that, except as otherwise required by law, special meetings of the stockholders can be called only by (1) the Chairman of the Board of Directors, (2) the Chairman or the Secretary at the written request of a majority of the total number of directors which the Company would have if there were no vacancies upon not fewer than 10 nor more than 60 days’ written notice, or (3) the holders of shares entitled to cast not less than 10 percent of the votes at such special meeting upon not fewer than 10 nor more than 60 days’ written notice.

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders of QuadraMed, including proposed nominations of persons for election to the Board. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of a meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the Bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at an annual meeting, these procedures may have the effect of prohibiting stockholders from raising proposals at annual meetings if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of QuadraMed.

Our Certificate of Incorporation also contains a provision requiring the affirmative vote of at least 66 2/3% of our outstanding voting stock to approve any of a broad range of business combinations with a person or an affiliate or associate of such person, which is (or as a result of the transaction would be) an “interested stockholder.” Under this provision, an “interested stockholder” is defined as a any person who:

•	was the owner of 15% or more of our outstanding voting stock at any time within the two-year period immediately prior to the consummation of the proposed business combination;

•	is an affiliate or associate of QuadraMed and at any time during such two-year period owned 15% or more of our outstanding stock; or

•	succeeds to any shares of our voting stock which at any time during such two year period were owned by an interested stockholder, in a transaction not involving a public offering.

This 66 2/3 % vote is not required if the business combination has been approved by two-thirds of our Board.

Our Certificate of Incorporation and Bylaws provide that the affirmative vote of holders of at least 66 2/3 % of the total votes, eligible to be cast in the election of directors, is required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Certificate of Incorporation and Bylaws could enable a minority of QuadraMed stockholders to exercise veto power over any such amendments. The Board has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Series A Preferred Stock and Common Stock is EquiServe, Inc.

SELLING HOLDERS

Information about the selling holders may change over time. Any changed information will be set forth in a prospectus supplement to the extent we are advised of such changes. From time to time, additional information concerning ownership of the shares may rest with certain holders thereof not named in the table below and of whom we are unaware. All information in the following tables and related footnotes has been supplied to us by the selling holders, and we have relied on their representations.

The following table and accompanying notes set forth certain information, as of December 10, 2004, regarding the selling holders. Under this prospectus, the selling holders and any of their respective transferees, assignees, donees, distributees, pledgees, or other successors-in-interest may offer and sell from time to time an aggregate of 4,000,000 shares of Series A Preferred Stock, or 29,411,765 shares of our Common Stock upon conversion of the Series A Preferred Stock. The shares listed below are being registered to permit public sales of these securities by the selling holders, and the selling holders may offer all, some or none of their securities.

The number of shares of Series A Preferred Stock and Common Stock that may be actually purchased by certain selling holders and the number of shares of Series A Preferred Stock and Common Stock that may be actually sold by each selling holder will be determined by such selling holder. Because certain selling holders may purchase all, some or none of the shares of Series A Preferred Stock or Common Stock which can be purchased upon conversion of the Series A Preferred Stock and each selling holder may sell all, some or none of the shares of Series A Preferred Stock and Common Stock which each holds, and because the offering contemplated by this prospectus is not currently being underwritten, no estimate can be given as to the number of shares of Series A Preferred Stock and Common Stock that will be held by the selling holders upon termination of the offering. In addition, the selling holders listed below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their shares of Series A Preferred Stock and Common Stock since the date as of which the information in the tables is presented.

The following table sets forth information regarding the beneficial ownership of shares of Common Stock by the selling holders as of the date of this prospectus, and the number of shares of Series A Preferred Stock and Common Stock covered by this prospectus. Except as otherwise noted below, none of the selling holders has held any position or office, or has had any other material relationship with us or any of our affiliates within the past three years.

The information set forth in the following table regarding the beneficial ownership after resale of shares is based on the assumption that each selling holder will purchase the maximum number of shares of Series A Preferred Stock or Common Stock issuable upon conversion of the Series A Preferred Stock owned by the selling holder and each selling holder will sell all of the shares of Series A Preferred Stock and Common Stock owned by the selling holder and covered by the prospectus. If all of the shares of our Series A Preferred Stock and Common Stock listed below are sold pursuant to this prospectus, then the selling holders will sell 4,000,000 shares of Preferred Stock, or 29,411,765 shares of our Common Stock, or 42.3% of the total number of shares of our Common Stock outstanding.

	Ownership Before Offering		Securities Offered by this Prospectus		Ownership After Offering
	Series A Preferred	Common (1)	Series A Preferred	Common	Series A Preferred	Common (1)%
MACKAY SHIELDS
Avaya Inc. Master Pension Trust	11,400	113,278	11,400	83,824	0	29,454	*	%

Briggs & Stratton Retirement Plan – High Yield	5,700	57,037	5,700	41,912	0	15,125	*	%

City of New York Fire Department Pension Fund	20,300	149,265	20,300	149,265	0	0	0%

City of New York Police Pension Fund High Yield	33,500	246,324	33,500	246,324	0	0	0%

City of Montreal High Yield	8,500	88,769	8,500	62,500	0	26,269	*	%

Mackay Shields Trust – Core Bond Plus	2,500	18,382	2,500	18,382	0	0	0%

Mackay Shields Trust – High Yield Corporate Bond	36,200	372,846	36,200	266,176	0	106,670	0%

Mackay Shields Long Short Fund Goldman Sachs	37,300	359,665	37,300	274,265	0	85,400	*	%

Mackay Shields Master Long/Short Fund Goldman Sachs	188,700	1,820,450	188,700	1,387,500	0	432,950	1.0%

Park Employee’s Annuity and Benefit Fund Core Plus High Yield	2,500	25,546	2,500	18,382	0	7,164	*	%

Fairfax County Employees Retirement System High Yield	9,800	97,532	9,800	72,059	0	25,473	*	%

First South Agricultural Credit Association Retirement Plan High Yield	100	735	100	735	0	0	0%

Fondation Lucie et Andre Chagnon High Yield	10,000	100,595	10,000	73,529	0	27,066	*	%

The 1199 Health Care Employees Pension Fund High Yield	50,400	520,245	50,400	370,588	0	149,657	*	%

Oshkosh Truck Corp. High Yield	700	5,147	700	5,147	0	0	0%

Stichting Philips Pension Funds High Yield	24,100	223,377	24,100	177,206	0	46,171	*	%

RWDSU Local 338 Retirement High Yield	3,300	24,265	3,300	24,265	0	0	0%

New York Life Separate Account 40A High Yield	9,400	96,980	9,400	69,118	0	27,862	*	%

Police Officers Pension System of the City of Houston	22,500	204,447	22,500	165,441	0	39,006	*	%

NISOURCE Corp. Services Company High Yield	23,200	231,037	23,200	170,588	0	60,449	*	%

Nations Master Investment High Yield	216,900	2,069,296	216,900	1,594,853	0	474,443	1.1%

Nations Annuity Fund High Yield	15,800	144,834	15,800	116,176	0	28,658	*	%

Los Angeles Fire and Police High Yield	49,800	494,339	49,800	366,176	0	128,163	*	%

The Mainstay Funds, Inc.; on behalf of its High Yield Corp Bond FD	814,000	7,565,444	814,000	5,985,294	0	1,580,150	3.3%

Mainstay Total Return High Yield	10,700	78,676	10,700	78,676	0	0	0%

The Mainstay Funds, Inc.; on behalf of its Diversified Income FD	9,500	97,715	9,500	69,853	0	27,862	*	%

The Mainstay Funds, Inc.; on behalf of its Strategic Value Fund	2,500	24,750	2,500	18,382	0	6,368	*	%

Mainstay VP Series Fund, Inc.; on behalf of its High Yield Corp Bd Port	234,600	2,211,384	234,600	1,725,000	0	486,384	1.2%

VP Series Total Return High Yield	4,900	36,029	4,900	36,029	0	0	0%

San Antonio Fireman & Police Pension High Yield	15,400	152,241	15,400	113,235	0	39,006	*	%

Tennessee Valley Authority Nuclear Decommissioning Trust	5,800	200,264	5,800	42,647	0	157,617	*	%

ZAZOVE

Century National Insurance Company	60,000	802,581	60,000	441,176	0	361,405	*	%

National Union Fire Insurance Co of Pittsburgh PA	148,000	2,131,054	148,000	1,088,235	0	1,042,819	2.5%

Qwest Occupational Health Trust	12,000	124,853	12,000	88,235	0	36,618	*	%

Qwest Pension Trust	60,000	648,148	60,000	441,176	0	206,972	*	%

San Diego County Employees Retirement Association	128,000	1,028,741	128,000	941,176	0	87,565	*	%

Star Vest Convertible Securities Fund, LTD	8,000	90,666	8,000	58,824	0	31,842	*	%

Gene T Pretti	24,000	184,431	24,000	176,471	0	7,960	*	%

Zazove Aggressive Growth Fund, LP	84,000	806,856	84,000	617,647	0	189,209	*	%

Zazove High Yield Convertible Securities Fund, LP	68,000	695,328	68,000	500,000	0	195,328	*	%

Zazove Convertible Securities Fund, Inc.	48,000	425,381	48,000	352,941	0	72,440	*	%

LC CAPITAL

LC Capital Master Fund, LTD	180,000	3,111,451	180,000	1,323,529	0	1,787,922	4.3%

TRIAGE

Triage Capital Management, B LP	16,000	247,067	16,000	117,647	0	129,420	*	%

Triage Offshore Fund, LTD	64,000	949,056	64,000	470,588	0	478,468	1.2%

AVENUE CAPITAL

Avenue Investments, LP	48,000	352,941	48,000	352,941	0	0	0%

Avenue Special Situations Fund III, LP	176,000	1,294,118	176,000	1,294,118	0	0	0%

Avenue International, LTD	176,000	1,294,118	176,000	1,294,118	0	0	0%

CONCORDIA ADVISORS

Concordia Distressed Debt Fund, LP	120,000	882,353	120,000	882,353	0	0	0%

WHITEBOX

Whitebox Convertible Arbitrage Advisors LLC	140,000	1,029,412	140,000	1,029,412	0	0	0%

ANGELO GORDON

AG Domestic Convertibles LP	84,000	617,647	84,000	617,647	0	0	0%

AG Offshore Convertibles LTD	196,000	1,441,176	196,000	1,441,176	0	0	0%

HARBOR CAPITAL MANAGEMENT

Coastal Convertibles LTD	20,000	147,059	20,000	147,059	0	0	0%

DEUTSCHE BANK AG	64,000	470,588	64,000	470,588	0	0	0%

BANK OF AMERICA SECURITIES	196,000	1,892,975	196,000	1,439,377	0	453,598	1.1%

*	Less than 1%
(1)	Includes:
(a)	Warrants to purchase shares of our Common Stock, issued in connection with the 2008 Notes. The warrants are owned as follows: Century National Insurance Company – 361,405; National Union Fire Insurance Co. of Pittsburgh – 1,042,819; Gene T. Pretti – 7,960; Qwest Occupational Health Trust – 36,618; Qwest Pension Trust – 206,972; San Diego County Employees Retirement Association – 87,565; StarVest Convertible Securities Fund – 31,842; Zazove Aggressive Growth Fund – 159,209; Zazove High Yield Convertible Securities – 135,328; LC Capital Master Fund – 517,429; Triage Capital Management – 125,377; Triage Offshore Fund – 179,110.
(b)	Unregistered shares of Common Stock resulting from the exercise of warrants, issued in connection with the 2008 Notes. The unregistered Common Stock is owned as follows: Avaya Inc. Master Pension Trust – 29,454; Briggs & Stratton Retirement Plan – 15,125; City of Montreal High Yield – 26,269; Mackay Shields Trust—High Yield Corporate Bond – 106,670; Park Employee’s Annuity and Benefit Fund Core Plus High Yield – 7,164; Fairfax County Employees Retirement System High Yield – 25,473; Fondation Lucie et Andre Chagnon High Yield – 27,066; The 1199 Health Care Employees Pension Fund High Yield – 149,657; Stichting Philips Pension Funds High Yield – 46,171; New York Life Separate Account 40A High Yield – 27,862; Police Officers Pension System of the City of Houston – 39,006; NISOURCE Corp. Services Company High Yield – 60,499; Nations Master Investment High Yield – 474,443; Nations Annuity Fund High Yield – 28,658; Los Angeles Fire and Police High Yield – 128,163; The Mainstay Funds, Inc. on behalf of its High Yield Corp Bond FD – 1,580,150; The Mainstay Funds, Inc. on behalf of its Diversified Income FD – 27,862; The Mainstay Funds, Inc. on behalf of its Strategic Value Fund – 6,368; Mainstay VP Series Fund, Inc. on behalf of its High Yield Corp Bd Port – 486,384; San Antonio Fireman & Police Pension High Yield – 39,006; Tennessee Valley Authority Nuclear Decommissioning Trust – 157,617; Zazove Aggressive Growth Fund – 30,000; Zazove High Yield Convertible Securities – 60,000.

PLAN OF DISTRIBUTION

We are registering a total of 4,000,000 shares of our Series A Preferred Stock, and 29,411,765 shares of our Common Stock issuable upon conversion of the Series A Preferred Stock. We will not receive any of the proceeds from the sale by the selling holders of the shares of the Series A Preferred Stock or Common Stock. A selling holder is a person named in the section of this prospectus entitled “Selling Holders” and also includes any donee, pledgee, transferee, or other successor-in-interest selling shares of our Series A Preferred Stock or Common Stock received after the date of this prospectus from a selling holder as a gift, pledge, partnership distribution, or other non-sale related transfer.

We will bear all costs, fees and expenses in connection to our obligation to register the shares of the Series A Preferred Stock and Common Stock offered by this prospectus. If the shares of Series A Preferred Stock or Common Stock are sold through broker-dealers or agents, the selling holders will be responsible for any compensation to such broker-dealers or agents.

The selling holders may pledge or grant a security interest in some or all of the shares of Series A Preferred Stock or Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Series A Preferred Stock or Common Stock from time to time pursuant to this prospectus. The selling holders also may transfer and donate the shares of Series A Preferred Stock or Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors-in-interest will be the selling beneficial owners for purpose of this prospectus.

The selling holders will sell their shares of Series A Preferred Stock and Common Stock subject to the following:

•	all or a portion of the shares of Series A Preferred Stock or Common Stock beneficially owned by selling holders or their respective pledgees, donees, transferees or successors-in-interest, may be sold on any national securities exchange or quotation service on which the shares of Series A Preferred Stock or Common Stock may be listed or quoted at the time of sale, in the over-the counter market, in privately negotiated transactions, through the writing of options, whether such options are listed on an options exchange or otherwise, short sales or in combination of such transactions;

•	each sale may be made at market prices prevailing at the time of such sale, at negotiated prices, at fixed prices, or at varying prices determined at the time of sale; and

•	some or all of the shares of Series A Preferred Stock or Common Stock may be sold through one or more broker-dealers or agents and may involve crosses, block transactions in which the broker-dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, or hedging transactions. The selling holders may enter into hedging transactions with broker-dealers or agents, which may in turn engage in short sales of Series A Preferred Stock and Common Stock in the course of hedging in positions they assume. The selling holders may also sell shares of Series A Preferred Stock and Common Stock short and deliver shares of Series A Preferred Stock and Common Stock to close out short positions, or loan pledge shares of Series A Preferred Stock and Common Stock to broker-dealers or agents that in turn may sell such shares.

In connection with such sales through one or more broker-dealers or agents, such broker-dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling holders and receive commissions from the purchasers of the shares of Series A Preferred Stock or Common Stock for whom they act as broker-agent or to whom they sell as principal (which discounts, concessions or commissions as to particular broker-dealers or agents may be excess of those customary in the types of transactions involved). Any broker-dealer or agent participating in any such sale may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, and will be required to deliver a copy of this prospectus to any person who purchases any shares of Series A Preferred Stock or Common Stock from or through such broker-dealer or agent. We know of no existing arrangements between stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of Series A Preferred Stock or Common Stock.

The selling holders and any broker-dealer participating in the distribution of the shares of Series A Preferred Stock and Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any profits realized by the selling holder, and commissions paid, or any discounts or concessions allowed to any broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. In addition, any shares of Series A Preferred Stock and Common Stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

If required at the time a particular offering of the shares of Series A Preferred Stock and Common Stock is made, a prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part, will be distributed which will set forth the aggregate amount of shares of Series A Preferred Stock and Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling holder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Series A Preferred Stock and Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Series A Preferred Stock and Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling holder will sell any or all of the shares of Series A Preferred Stock or Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling holders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Series A Preferred Stock and Common Stock by the selling holders and participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Series A Preferred Stock and Common Stock to engage in market-making activities with respect to the shares of Series A Preferred Stock and Common Stock. All of the foregoing may affect the marketability of the shares of Series A Preferred Stock and Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Series A Preferred Stock and Common Stock.

We will bear all expenses of the registration of the shares of Series A Preferred Stock and Common Stock, pursuant to the terms of the registration rights agreement entered into with the selling holders, including, without limitation, Securities and Exchange Commission and expenses of compliance with state securities or “blue sky” laws.

The selling holders will pay all underwriting discounts and selling commissions and expenses, brokerage fees and transfer taxes. We will indemnify the selling holders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreement or the selling holders will be entitled to contribution. We will be indemnified by the selling holders against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by the selling holders for use in this prospectus, in accordance with the registration rights agreement or will be entitled to contribution. Once sold under this registration statement, of which this prospectus forms a part, the shares of Series A Preferred Stock and Common Stock will be freely tradable in the hands of persons other than affiliates.

LEGAL MATTERS

The validity of the shares of our Series A Preferred Stock and Common Stock that may be sold using this prospectus will be passed upon for us by Miles & Stockbridge P.C., McLean, Virginia.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule incorporated by reference into this prospectus and registration statement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the periods set forth in their reports incorporated herein by reference, and are incorporated herein in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related consolidated financial statement incorporated by reference into this prospectus and registration statement from the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, have been audited by Pisenti & Brinker LLP, independent registered public accounting firm, to the extent and for the year indicated in their report thereon. Such consolidated financial statements, and the related financial statement schedule, have been incorporated by reference into this prospectus and registration statement in reliance upon the report of Pisenti & Brinker LLP and upon the authority of such firm as experts in auditing and accounting.

PRELIMINARY PROSPECTUS – SUBJECT TO COMPLETION, DATED DECEMBER 15, 2004

4,000,000 Shares of Series A Cumulative Mandatory Convertible Preferred Stock, par value $0.01 per share,

and Common Stock, par value $0.01 per share, Issuable upon Conversion of the Series A Preferred Stock

QuadraMed Corporation

PROSPECTUS

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table provides the fees and expenses, payable by our Company in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fees, all amounts are estimates.

SEC registration fee		$11,770
Other fees		$—
Printing and filing expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Blue sky fees and expenses		$—
Transfer agent fees		$—

Total		$11,770

*	To be filed by amendment.

Item 15.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation’s request, in such capacities with another enterprise, against expenses (including attorney’s fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The DGCL provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the DGCL does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

Our Certificate of Incorporation and Bylaws provide that, to the extent permitted by law, the Company shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to become a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as director, officer, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit, plan or enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of that fact that the person is or was or has agreed to become an employee or agent of the Company, or is or was serving or has agreed to serve at the request of the Company as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding and any appeal therefrom, if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding had not reasonable cause to believe the person’s conduct was unlawful; except that in the case of an action or suit by or in the right of the Company to procure a judgment in its favor (1) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such proceeding, and (2) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Certificate of Incorporation and Bylaws further provide that the Company shall advance expenses incurred by a director or officer in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. The Company also shall purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Company would have the power to indemnify him against such liability by law or under the provisions of the Certificate of Incorporation or Bylaws.

Further, the Company has entered into indemnification agreements with its directors and certain of its senior executive officers. Pursuant to the terms of the indemnification agreements, each of the senior executive officers and directors of the Company will be indemnified by the Company to the fullest extent permitted by Delaware law in the event such officer is made or threatened to be made a party to a claim arising out of such person acting in his capacity as an officer or director of the Company.

The registration rights agreement associated with the Series A Preferred Stock provides that the holders of the Series A Preferred Stock and Common Stock issuable upon the conversion of the Series A Preferred Stock shall indemnify the Company and its directors and officers from and against any and all losses, claims, damages, expenses (including reasonable costs of investigation and fees, disbursements, and other charges of counsel and any amounts paid in settlement) or other liabilities to which the Company or its directors and officers may become subject under the securities laws, any other federal law, any state or common law rule or regulation which results from, arises out of, or is based upon any untrue, or alleged untrue, statement or omission, or alleged omission, of material fact by the holders contained in any registration statement, prospectus, or preliminary prospectus (as amended or supplemented) or any document incorporated by reference in any of the foregoing, if such information was furnished in writing by the holder to the Company for use in such document.

Item 16.	Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement. Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Current Form on Form 8-K as filed with the SEC on November 1, 2004.)

4.2	Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.5 to our Annual Report Amended on Form 10-K/A, as filed with the SEC on August 24, 1998.)

4.3	Amendment to the Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No. 333- 112040, as filed with the SEC on January 21, 2004.)

4.4	Certificate of Designation, Powers, Preferences and Rights of the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004)

4.5	Form of Common Stock certificate. (Exhibit 4.2 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.6	Securities Purchase Agreement, dated as of April 17, 2003, among QuadraMed Corporation and certain investors listed on the signature pages attached thereto. (Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.7	Form of Note. (Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.8	Warrant Agreement dated as of April 17, 2003, by and between QuadraMed Corporation and The Bank of New York, as warrant agent. (Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.9	Indenture, dated as of April 17, 2003, between QuadraMed Corporation and the Bank of New York, as trustee. (Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.10	Registration Rights Agreement, dated as of April 17, 2003, among QuadraMed, the investors listed on the signature pages thereto, and Philadelphia Brokerage Corporation. (Exhibit 4.5 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.11	Security Agreement, dated as of April 17, 2003, made by QuadraMed Corporation in favor of The Bank of New York, as collateral agent. (Exhibit 4.6 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.12	Registration Rights Agreement dated as of June 15, 2004, by and between QuadraMed and the investors identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004)

4.13	Registration Rights Agreement dated as of June 30, 2004, by and between QuadraMed and the shareholders identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on July 30, 2004.)

4.14	Form of Preferred Stock certificate for the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 4.17 to our Pre-Effective Amendment No. 3 to our Registration Statement on Form S-1, No. 333-112040, as filed with the SEC on August 25, 2004.)

5.1**	Opinion of Miles & Stockbridge, P.C. regarding the validity of the securities offered.

23.1**	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Pisenti & Brinker, LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Miles & Stockbridge, P.C. (included in Exhibit 5.1).

24.1**	Power of Attorney (included in Signature Page hereto).

**	Filed herewith.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on this 15th day of December, 2004.

QUADRAMED CORPORATION

By:	/s/ LAWRENCE P. ENGLISH
Lawrence P. English
Chairman, Chief Executive Officer

Know all men by these presents, the undersigned officers or directors of the registrant, by virtue of their signatures to this registration statement appearing below, hereby constitute and appoint Lawrence P. English attorney-in-fact in their names, place, and stead to execute any and all further amendments to this registration statement in the capacities set forth opposite their names and hereby ratify all that said attorney-in-fact may do by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ LAWRENCE P. ENGLISH Lawrence P. English	Chairman, Chief Executive Officer (Principal Executive Officer)	December 15, 2004

/s/ JOHN C. WRIGHT John C. Wright	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2004

/s/ F. SCOTT GROSS F. Scott Gross	Director	December 15, 2004

/s/ WILLIAM K. JURIKA William K. Jurika	Director	December 15, 2004

/s/ ROBERT L. PEVENSTEIN Robert L. Pevenstein	Director	December 15, 2004

/s/ MICHAEL J. KING Michael J. King	Director	December 15, 2004

/s/ CORNELIUS T. RYAN Cornelius T. Ryan	Director	December 15, 2004

/s/ JOSEPH A. FESHBACH Joseph A. Feshbach	Director	December 15, 2004

/s/ ROBERT W. MILLER Robert W. Miller	Director	December 15, 2004

/s/ JAMES E. PEEBLES James E. Peebles	Director	December 15, 2004

EXHIBIT INDEX

Certain of the following exhibits have been previously filed with the SEC and are incorporated herein by reference from the document described in parentheses. Certain others are filed herewith.

Exhibit Number	Exhibit Description

4.1	Amended and Restated Bylaws of QuadraMed. (Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on November 1, 2004.)

4.2	Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.5 to our Annual Report Amended on Form 10-K/A, as filed with the SEC on August 24, 1998.)

4.3	Amendment to the Third Amended and Restated Certificate of Incorporation of QuadraMed. (Exhibit 3.1 to our Registration Statement on Form S-1, No.333-112040, as filed with the SEC on January 21, 2004.)

4.4	Certificate of Designation, Powers, Preferences and Rights of the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 3.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004)

4.5	Form of Common Stock certificate. (Exhibit 4.2 to our Registration Statement on Form SB-2, No. 333-5l80-LA, as filed with the SEC on June 28, 1996, as amended by Amendment No. l, Amendment No. 2 and Amendment No. 3 thereto, as filed with the SEC on July 26, 1996, September 9, 1996, and October 2, 1996, respectively.)

4.6	Securities Purchase Agreement, dated as of April 17, 2003, among QuadraMed Corporation and certain investors listed on the signature pages attached thereto. (Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.7	Form of Note. (Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.8	Warrant Agreement dated as of April 17, 2003, by and between QuadraMed Corporation and The Bank of New York, as warrant agent. (Exhibit 4.3 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.9	Indenture, dated as of April 17, 2003, between QuadraMed Corporation and the Bank of New York, as trustee. (Exhibit 4.4 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.10	Registration Rights Agreement, dated as of April 17, 2003, among QuadraMed, the investors listed on the signature pages thereto, and Philadelphia Brokerage Corporation. (Exhibit 4.5 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.11	Security Agreement, dated as of April 17, 2003, made by QuadraMed Corporation in favor of The Bank of New York, as collateral agent. (Exhibit 4.6 to our Current Report on Form 8-K filed with the SEC on April 30, 2003.)

4.12	Registration Rights Agreement dated as of June 15, 2004, by and between QuadraMed and the investors identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on June 17, 2004)

4.13	Registration Rights Agreement dated as of June 30, 2004, by and between QuadraMed and the shareholders identified on the signature pages thereto. (Exhibit 4.1 to our Current Report on Form 8-K as filed with the SEC on July 15, 2004.)

4.14	Form of Preferred Stock certificate for the Series A Cumulative Mandatory Convertible Preferred Shares. (Exhibit 4.17 to our Pre-Effective Amendment No. 3 to our Registration Statement on Form S-1, No. 333-112040, as filed with the SEC on August 25, 2004.)

5.1**	Opinion of Miles & Stockbridge, P.C. regarding the validity of the securities offered.

23.1**	Consent of BDO Seidman, LLP, Independent Registered Public Accounting Firm.

23.2**	Consent of Pisenti & Brinker, LLP, Independent Registered Public Accounting Firm.

23.3**	Consent of Miles & Stockbridge, P.C. (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the Signature Page hereto).

**	Filed herewith.